SUB-ITEM 77Q2 - EXCHANGE ACT SECTION 16(A) COMPLIANCE INFORMATION


            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      During the fiscal year, one employee of Babson who had reporting responsibilities with respect to transactions in securities of the Trust failed to timely file SEC Form 3. Mr. Crandall inadvertently failed to timely file Form 3 upon becoming an officer of the Trust.